EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2011 FINANCIAL RESULTS

•                               Net revenues of $139.1 million and net income of $6.2 million, or $0.51 per diluted share, for the three months ended March 31, 2011, compared to net revenues of $94.6 million and net income of $1.0 million, or $0.08 per diluted share, for the same period of fiscal 2010.

•                               Backlog dollars were $241.7 million at March 31, 2011, an increase of 44.7% from $167.0 million at December 31, 2010.

•                               Regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 5, 2011 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter of fiscal 2011.  The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per outstanding share payable June 15, 2011 to stockholders of record as of June 1, 2011.

“We experienced strong revenue performance during the quarter and indicators for our key markets are improving. Margins should increase over the balance of the year as pricing strengthens and mix improves to higher-value products,” said Mark Comerford, President and Chief Executive Officer. “Order entry in the quarter continued to strengthen enabling the backlog to expand to approximately $241.0 million from $167.0 million at December 31, 2010.”

Quarterly Results

Net Revenues. Net revenues were $139.1 million in the second quarter of fiscal 2011, an increase of 47.0% from $94.6 million in the same period of fiscal 2010.   Volume was 6.4 million pounds in the second quarter of fiscal 2011, an increase of 44.7% from 4.4 million pounds in the same period of fiscal 2010.  The aggregate average selling price was $21.83 per pound in the second quarter of fiscal 2011, an increase of 1.6% from $21.48 per pound in the same period of fiscal 2010.

Cost of Sales. Cost of sales was $118.5 million, or 85.2% of net revenues, in the second quarter of fiscal 2011 compared to $84.4 million, or 89.2% of net revenues, in the same period of fiscal 2010. Cost of sales in the second quarter of fiscal 2011 increased by $34.1 million as compared to the same period of fiscal 2010 due to higher volume, higher raw material costs and increased production staffing to meet increased product demand.  This increase was partially offset by increased absorption of fixed manufacturing costs as a result of higher production volumes, particularly of sheet product.

Selling, General and Administrative Expense. Selling, general and administrative expense was $10.2 million for the second quarter of fiscal 2011, an increase of $2.2 million, or 27.3%, from $8.0 million in the same period of fiscal 2010.  A portion of the increases were due to higher personnel costs as a result of headcount additions, salary increases, recruiting and relocation costs. Also increasing were sales, marketing and additional administrative expenses.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.3% for the second quarter of fiscal 2011 compared to 8.4% for the same period of fiscal 2010 due primarily to increased revenues.

Research and Technical Expense. Research and technical expense was $0.9 million, or 0.6% of revenue, for the second quarter of fiscal 2011, an increase of $0.2 million from $0.7 million, or 0.8% of net revenues, in the same period of fiscal 2010.

Operating Income. As a result of the above factors, operating income in the second quarter of fiscal 2011 was $9.6 million compared to operating income of $1.5 million in the same period of fiscal 2010.

Income Taxes. Income taxes were an expense of $3.3 million in the second quarter of fiscal 2011, an increase of $2.8 million from $0.6 million in the same period of fiscal 2010, due to higher pretax income generated in fiscal 2011.  The effective tax rate for the second quarter of fiscal 2011 was 35.0%, compared to 37.6% in the same period of fiscal 2010 primarily due to lower state tax rates and higher manufacturing deduction.

Net Income. As a result of the above factors, net income in the second quarter of fiscal 2011 was $6.2 million, an increase of $5.2 million from $1.0 million in the same period of fiscal 2010.

Results for the six months ended March 31, 2011

Net Revenues. Net revenues were $245.5 million in the first six months of fiscal 2011, an increase of 39.8% from $175.6 million in the same period of fiscal 2010 due to increases in volume and average selling price per pound.   Volume was 10.8 million pounds in the first six months of fiscal 2011, an increase of 29.4% from 8.3 million pounds in the same period of fiscal 2010.  The aggregate average selling price was $22.76 per pound in the first six months of fiscal 2011, an increase of 8.0% from $21.08 per pound in the same period of fiscal 2010.

Cost of Sales. Cost of sales was $207.0 million, or 84.3% of net revenues, in the first six months of fiscal 2011 compared to $158.6 million, or 90.3% of net revenues, in the same period of fiscal 2010. Cost of sales in the first six months of fiscal 2011 increased by $48.4 million as compared to the same period of fiscal 2010 due to higher volume, higher raw material costs and increased production staffing to meet increased demand.  This increase was partially offset by increased absorption of fixed manufacturing costs as a result of higher production volumes, particularly of sheet product.  Cost of sales as a percentage of net revenues decreased in the first six months of fiscal 2011 as compared to the same period of fiscal 2010 due to improving customer demand.

Selling, General and Administrative Expense. Selling, general and administrative expense was $19.3 million for the first six months of fiscal 2011, an increase of $3.1 million, or 19.3%, from $16.2 million in the same period of fiscal 2010.  A portion of the increases were due to higher personnel costs as a result of headcount additions, salary increases, recruiting and relocation costs. Also increasing were sales, marketing and additional administrative expenses. Selling, general and administrative expenses as a percentage of net revenues decreased to 7.9% for the first six months of fiscal 2011 compared to 9.2% for the same period of fiscal 2010 due to increased revenues.

Research and Technical Expense. Research and technical expense was $1.6 million, or 0.7% of revenue, for the first six months of fiscal 2011, an increase of $0.2 million from $1.4 million, or 0.8% of net revenues, in the same period of fiscal 2010.

Operating Income (Loss). As a result of the above factors, operating income in the first six months of fiscal 2011 was $17.6 million compared to an operating loss of $(0.5) million in the same period of fiscal 2010.

Income Taxes. Income taxes were an expense of $6.1 million in the first six months of fiscal 2011, an increase of $6.3 million from a benefit of $0.1 million in the same period of fiscal 2010, due to pretax income generated in fiscal 2011.  The effective tax rate for the first six months of fiscal 2011 was 34.9%, compared to 28.6% in the same period of fiscal 2010, due primarily to the prior year impact of permanent items on near breakeven pretax income.

Net Income (Loss). As a result of the above factors, net income in the first six months of fiscal 2011 was $11.5 million, an increase of $11.8 million from a net loss of $(0.3) million in the same period of fiscal 2010.

Gross Profit Margin Performance

Gross profit margins and gross profit margin percentages have improved in the first half of fiscal 2011 compared to the first half of fiscal 2010 due to a combination of rising volume, improved product mix, improved cost structure and an improving market environment.  Service center transactional business volumes and prices have also improved, particularly in the aerospace market, due to the end of inventory destocking by the Company’s customers and an increase in the commercial aircraft build rate.

When comparing the trend of gross profit margin and gross profit margin percentages from the first quarter of fiscal 2011 to the second quarter, the gross profit margin increased by $2.7 million, however, the gross profit margin percentage was 2.0% lower in the second quarter due to the increased number of large projects invoiced in the second quarter as compared to the first quarter. Gross profit margin percentages are expected to improve in subsequent quarters with the expected decline in project business offset by projected increases in higher margin transactional business.

Backlog

Backlog dollars were $241.7 million at March 31, 2011, an increase of approximately 44.7% from $167.0 million at December 31, 2010 due to strong order entry activity during the second quarter.  This increase is the result of a 39.6% increase in backlog pounds and a 3.7% increase in backlog average selling price.

The backlog dollars improved in the second quarter due to both a substantial increase in the aerospace and chemical processing market backlogs and because of an improvement in the product mix reflective of higher value alloys and forms.

Capital Spending

Capital spending for the quarter was $3.0 million with spending for fiscal 2011 targeted at $15.0 million of which $6.0 million is for upgrades of the four-high Steckel rolling mill and supporting equipment. In addition to the $15.0 million planned for fiscal 2011, the Company also plans to spend approximately $10.0 million over the course of fiscal 2011 and 2012 to improve the customer service capabilities of the Company’s service centers.

Liquidity

During the first six months of fiscal 2011, the Company’s primary sources of cash were cash on-hand and cash from operations.  At March 31, 2011, the Company had cash and cash equivalents of $47.3 million compared to cash and cash equivalents of $64.0 million at September 30, 2010.

Net cash used in operating activities was $6.3 million in the first six months of fiscal 2011 compared to $1.3 million in the same period of fiscal 2010.  Items contributing to the difference include cash used by higher accounts receivable of $20.5 million which was $13.0 million higher than cash used from accounts receivable in the same period of fiscal 2010.  Cash used from increased inventory balances (net of foreign currency fluctuation) of $7.0 million was $16.4 million lower than cash used from inventory balances in the same period of fiscal 2010.  Inventory has increased to support the

Company’s increased order entry, higher backlog levels and higher raw material costs. Cash generated from operations was favorably impacted by net income of $11.5 million, compared to a net loss of $0.3 million in the same period of fiscal 2010. Net cash used in investing activities was $6.3 million in the first six months of fiscal 2011 compared to $6.9 million in the first six months of fiscal 2010 as a result of lower capital expenditures.  Net cash used in financing activities in the first six months of fiscal 2011 included $4.9 million in dividend payments.

The Company’s sources of cash for fiscal 2011 are expected to consist primarily of cash generated from operations, cash on-hand, and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At March 31, 2011, the Company had cash of $47.3 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to borrowing base and certain reserves. Management believes that the resources described above will be sufficient to fund operations, planned capital expenditures, pension plan funding, dividends to stockholders and working capital requirements over the next twelve months.

Dividend Declared

Today the Company also announced that the Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2011 to stockholders of record at the close of business on June 1, 2011. The dividend cash payout will approximate $2.4 million for the quarter based on shares outstanding, and equal to approximately $9.8 million on an annualized basis.

Outlook

Management expects that net revenues for the third and fourth quarters of fiscal 2011 will approximate the levels of the second quarter, while volume in each of those quarters is expected to be slightly lower than the volume in the second quarter. However, management anticipates sequential improvement in net income for each of the third and fourth quarters of fiscal 2011 due to fewer large project orders compared to second quarter, a corresponding increase in the amount of transactional business as compared to the second quarter, and the impact of price increases instituted in the second quarter, which should begin to impact the Company’s net income in the third quarter and to an increasing extent in the fourth quarter.

In summary Mark Comerford, President and Chief Executive Officer, commented, “The inventory we put in place over the past nine months, along with the added production and maintenance personnel, and our new application initiatives have positioned us well to take advantage of the strengthening industrial economy. We’re increasing output to meet demand, increasing price levels, and seeing a strengthening of our mix. We expect to see better profitability per pound as the year progresses. Our customers continue to report strengthening in their end-markets, and we’re committed to meeting their requirements.”

Earnings Conference Call

The Company will host a conference call on Friday, May 6, 2011 to discuss its results for the second quarter of fiscal 2011 for the period ended March 31, 2011.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 6, 2011	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, May 6th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, May 20, 2011. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 371431

A replay of the Webcast will also be available at www.haynesintl.com until May 6, 2012.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2011 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2011	2010	2011

Net revenues	$94,619	$139,114	$175,627	$245,465
Cost of sales	84,429	118,521	158,592	207,003
Gross profit	10,190	20,593	17,035	38,462
Selling, general and administrative expense	7,977	10,158	16,163	19,278
Research and technical expense	712	862	1,361	1,615
Operating income (loss)	1,501	9,573	(489)	17,569
Interest income	(69)	(21)	(114)	(101)
Interest expense	39	30	87	59
Income (loss) before income taxes	1,531	9,564	(462)	17,611
Provision for (benefit from) income taxes	575	3,348	(132)	6,139
Net income (loss)	$956	$6,216	$(330)	$11,472
Net income (loss) per share:
Basic	$0.08	$0.52	$(0.03)	$0.95
Diluted	$0.08	$0.51	$(0.03)	$0.94
Weighted average shares outstanding:
Basic	12,049,779	12,065,012	12,049,779	12,057,411
Diluted	12,157,971	12,231,594	12,049,779	12,214,595

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2010	March 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$63,968	$47,312
Restricted cash—current portion	110	—
Accounts receivable, less allowance for doubtful accounts of $1,116 and $1,160 respectively	62,851	84,047
Inventories	231,783	239,964
Income taxes receivable	698	1,914
Deferred income taxes	10,554	10,531
Other current assets	1,666	3,464
Total current assets	371,630	387,232
Property, plant and equipment, net	107,043	107,728
Deferred income taxes—long term portion	62,446	59,255
Prepayments and deferred charges	3,753	2,945
Intangible assets, net	6,671	6,399
Total assets	$551,543	$563,559
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,284	$43,655
Accrued expenses	15,780	13,282
Accrued pension and postretirement benefits	18,758	18,758
Deferred revenue — current portion	2,500	2,500
Current maturities of long-term obligations	109	—
Total current liabilities	71,431	78,195
Long-term obligations (less current portion)	1,324	1,324
Deferred revenue (less current portion)	37,829	36,579
Non-current income taxes payable	308	308
Accrued pension and postretirement benefits	174,802	171,332
Total liabilities	285,694	287,738
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,144,079 and 12,203,346 shares issued and outstanding at September 30, 2010 and March 31, 2011, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	229,197	230,921
Accumulated earnings	102,677	109,273
Accumulated other comprehensive loss	(66,037)	(64,385)
Total stockholders’ equity	265,849	275,821
Total liabilities and stockholders’ equity	$551,543	$563,559

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2010	2011
Cash flows from operating activities:
Net income (loss)	$(330)	$11,472
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,619	5,599
Amortization	279	272
Stock compensation expense	746	920
Excess tax benefit from option exercises	—	(139)
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	(322)	3,064
Loss on disposal of property	157	51
Change in assets and liabilities:
Accounts receivable	(7,505)	(20,489)
Inventories	(23,387)	(7,034)
Other assets	(1,690)	(935)
Accounts payable and accrued expenses	22,062	6,541
Income taxes	8,582	(938)
Accrued pension and postretirement benefits	(4,232)	(3,481)
Net cash used in operating activities	(1,271)	(6,347)

Cash flows from investing activities:
Additions to property, plant and equipment	(7,042)	(6,447)
Change in restricted cash	110	110
Net cash used in investing activities	(6,932)	(6,337)

Cash flows from financing activities:
Dividends paid	(4,849)	(4,876)
Proceeds from exercise of stock options	—	665
Excess tax benefit from option exercises	—	139
Changes in long-term obligations	(105)	(109)
Net cash used in financing activities	(4,954)	(4,181)

Effect of exchange rates on cash	(184)	209
Decrease in cash and cash equivalents	(13,341)	(16,656)

Cash and cash equivalents, beginning of period	105,095	63,968
Cash and cash equivalents, end of period	$91,754	$47,312